                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER



                                  By and Among



                               REALNETWORKS, INC.,

                              RN ACQUISITION CORP.


                                       and


                               VIVO SOFTWARE, INC.




                                -----------------

                                February 20, 1998

                                -----------------

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

ARTICLE I.  THE MERGER.....................................................................  2

        1.1    The Merger..................................................................  2
        1.2    Effective Time of the Merger................................................  2
        1.3    Reservation of Shares.......................................................  2

ARTICLE II.  THE SURVIVING CORPORATION.....................................................  2

        2.1    Articles of Incorporation...................................................  2
        2.2    Bylaws......................................................................  2
        2.3    Directors and Officers of Surviving Corporation.............................  2

ARTICLE III.  CONVERSION OF SHARES.........................................................  3

        3.1    Conversion of Securities....................................................  3
        3.2    Allotment of Common Shares..................................................  5
        3.3    Surrender of Certificates...................................................  6
        3.4    No Fractional Shares........................................................  7
        3.5    Closing.....................................................................  7
        3.6    Appraisal Rights............................................................  8
        3.7    Options.....................................................................  8

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF REALNETWORKS AND
                      MERGER SUB...........................................................  9

        4.1    Organization................................................................  9
        4.2    Capitalization..............................................................  9
        4.3    Authority Relative to This Agreement........................................ 10
        4.4    Consents and Approvals:  No Violations...................................... 11
        4.5    SEC Documents; Financial Statements; Absence of Changes..................... 11
        4.6    Common Shares and Options................................................... 12
        4.7    Disclosure.................................................................. 12
        4.8    No Material Adverse Change.................................................. 13
        4.9    Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.......... 13
        4.10   Private Placement........................................................... 14
        4.11   Reliance.................................................................... 14

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
ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF VIVO......................................... 14

        5.1    Organization................................................................ 14
        5.2    Capitalization.............................................................. 14
        5.3    Authority Relative to This Agreement........................................ 15
        5.4    Consents and Approvals; No Violations....................................... 16
        5.5    Financial Statements........................................................ 16
        5.6    No Material Adverse Change.................................................. 17
        5.7    Absence of Undisclosed Liabilities.......................................... 17
        5.8    Litigation.................................................................. 18
        5.9    Contracts................................................................... 18
        5.10   Employee Benefit Plans...................................................... 18
        5.11   Tax Matters................................................................. 19
        5.12   Compliance With Laws........................................................ 20
        5.13   Subsidiaries................................................................ 20
        5.14   Labor and Employment Matters................................................ 20
        5.15   Insurance Policies.......................................................... 21
        5.16   Environmental Matters....................................................... 21
        5.17   Intellectual Property Rights................................................ 22
        5.18   Real Property............................................................... 23
        5.19   Title as to Properties:  Liens.............................................. 23
        5.20   Permits Licenses, Etc....................................................... 24
        5.21   Product Liability Claims.................................................... 24
        5.22   Minute Books................................................................ 24
        5.23   Officers, Directors and Employees........................................... 24
        5.24   Disclosure.................................................................. 24
        5.25   Reliance.................................................................... 24

ARTICLE VI.  CONDUCT OF BUSINESS AND OTHER MATTERS PENDING THE
                      MERGER............................................................... 25

        6.1    Conduct of Business by Vivo Pending the Merger.............................. 25
        6.2    Compensation Plans.......................................................... 26
        6.3    Legal Conditions to Merger.................................................. 27
        6.4    Investment Letter and Purchase Representative............................... 27
        6.5    Advice of Changes: Governmental Filings..................................... 27
        6.6    Accounting Methods.......................................................... 27
        6.7    Tax-Free Status............................................................. 28
        6.8    Investors' Rights Agreement................................................. 28
        6.9    Lock-up Agreements.......................................................... 28

        6.10   License  Agreements With AT&T, Lucent  Technologies and Nippon Telephone
               and Telegraph............................................................... 28
        6.11   Covenants Not to Sue From Vivo Shareholders................................. 28
        6.12   Further Actions by Vivo and RealNetworks.................................... 28

ARTICLE VII.  ADDITIONAL AGREEMENTS........................................................ 28

        7.1    Access and Information...................................................... 28
        7.2    No Solicitation of Transactions............................................. 29
        7.3    Proxy Statement; Written Consents; Stockholder Approvals.................... 30
        7.4    Certain Employee Matters.................................................... 31
        7.5    Public Announcements........................................................ 31
        7.6    Expenses.................................................................... 32
        7.7    Additional Agreements....................................................... 32
        7.8    Tax Free Reorganization..................................................... 32
        7.9    Assignment by RealNetworks or Merger Sub for Tax or Business Purposes....... 32
        7.10   Noncompetition and Confidentiality Agreements............................... 32
        7.11   Common Shares and Options................................................... 32
        7.12   Vivo Rights Offering........................................................ 33
        7.13   Stock Options Registration.................................................. 33

ARTICLE VIII.  CONDITIONS TO CONSUMMATION OF THE MERGER.................................... 33

        8.1    Conditions to Each Party's Obligation to Effect the Merger.................. 33
        8.2    Conditions to Obligation of Vivo to Effect the Merger....................... 34
        8.3    Conditions to Obligations of  RealNetworks  and Merger Sub to Effect the
               Merger...................................................................... 35

ARTICLE IX.  INDEMNIFICATION............................................................... 36

        9.1    Indemnification............................................................. 36
        9.2    Third Party Claims.......................................................... 37
        9.3    Notice of Claims............................................................ 39
        9.4    Binding Effect.............................................................. 39
        9.5    Limitations................................................................. 39
        9.6    Time Limit.................................................................. 40
        9.7    Other Adjustments........................................................... 40

ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER.............................................. 40

        10.1   Termination................................................................. 40

        10.2   Effect of Termination....................................................... 42
        10.3   Termination Fee; Expenses................................................... 42
        10.4   Amendment................................................................... 43
        10.5   Extension; Waiver........................................................... 43

ARTICLE XI.  HOLDBACK...................................................................... 44

        11.1   Holdback Escrow Shares...................................................... 44
        11.2   Adjustments................................................................. 44

ARTICLE XII.  GENERAL PROVISIONS........................................................... 45

        12.1   Survival of Representations and Warranties.................................. 45
        12.2   Brokers..................................................................... 45
        12.3   Notices..................................................................... 45
        12.4   Descriptive Headings........................................................ 46
        12.5   Entire Agreement; Assignment................................................ 46
        12.6   Governing Law............................................................... 46
        12.7   Parties in Interest......................................................... 46
        12.8   Counterparts................................................................ 47
        12.9   Validity.................................................................... 47
        12.10  Investigation............................................................... 47
        12.11  Remedies.................................................................... 47
        12.12  Consents.................................................................... 47
        12.13  Knowledge................................................................... 47

Exhibit 1.2:     Articles of Merger & Plan of Merger
Exhibit 3.1(c):  List of Restricted Common Stock Purchase Agreements
Exhibit 3.2:     Escrow Agreement
Exhibit 3.2(a):  Holders of Vivo Common Stock holding 80.0% of Common
                 Shares (to be delivered at Closing)
Exhibit 3.2(b):  Holders of Vivo Common Stock to be held as Indemnification
                 Escrow Shares (to be delivered at Closing)
Exhibit 3.2(c):  Holders of Vivo Common Stock to be held as Holdback Escrow
                 Shares (to be delivered at Closing)
Exhibit 3.7:     Vivo Stock Option Letter
Schedule 4.4:    Consents and Approvals
Schedule 4.8:    Material Adverse Changes
Schedule 5.2:    Vivo Common Stock, Preferred Stock and Stock Option Holders
Schedule 5.4:    Consents and Approvals
Schedule 5.6:    Material Adverse Changes
Schedule 5.7:    Liabilities
Schedule 5.8:    Litigation
Schedule 5.9:    Contracts
Schedule 5.10:   Employee Benefit Plans
Schedule 5.11:   Tax Matters
Schedule 5.14:   Labor and Employment Matters
Schedule 5.15:   Insurance Policies
Schedule 5.17:   Intellectual Property Rights
Schedule 5.18:   Real Property
Schedule 5.19:   Title to Properties:  Liens
Schedule 5.21:   Product Liability Claims
Schedule 5.23:   Officers, Directors and Employees of Vivo
Schedule 6.2:    Compensation Plans
Schedule 7.4(e): Trust Account Deposits
Exhibit 6.4(a):  Purchaser Representative Questionnaire
Exhibit 6.4(b):  Investment Letter
Exhibit 6.8:     Investors' Rights Agreement
Exhibit 6.11:    Covenants Not to Sue
Exhibit 7.4(b):  Consulting Agreement
Exhibit 7.4(c):  Severance Agreements
Exhibit 7.4(d):  Form of Offer Letter

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER, dated as of February 20, 1998 by and among RealNetworks, Inc., a Washington corporation ("RealNetworks"), RN Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of RealNetworks ("Merger Sub"), and Vivo Software, Inc., a Massachusetts corporation ("Vivo").

                                    RECITALS

        WHEREAS, each of the Boards of Directors of RealNetworks and Vivo have determined that a strategic business combination between RealNetworks and Vivo is in the best interests of their respective companies and security holders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value per share, of Vivo (the "Vivo Common Stock") will be converted into the right to receive a certain number of common shares, $0.001 par value per share, of RealNetworks (the "Common Shares");

        WHEREAS, the transaction contemplated hereby shall be effected by the terms of this Agreement through a transaction in which Vivo will merge with and into Merger Sub and the holders of Vivo Common Stock will become holders of Common Shares and certain holders of options to acquire Vivo Common Stock will receive in exchange options to acquire Common Shares (the "Merger"); and

        WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a purchase transaction.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  I. THE MERGER

        I.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Vivo shall be merged with and into Merger Sub, Merger Sub shall be the surviving corporation (the "Surviving Corporation"), the Surviving Corporation shall continue to be governed by the laws of the State of Washington and the separate existence of Vivo shall thereupon cease. The Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA") and Section 79 of the Massachusetts Business Corporation Law (Mass. Gen. L.C. 156 B, Sections 1, et seq.) (the "MBCL").

        I.2 Effective Time of the Merger. The Merger shall become effective on such date and at such time (the "Effective Time") as (a) properly executed Articles of Merger, including, in the State of Washington, the Agreement and Plan of Merger (the "Plan of Merger") in substantially the form of attached
Exhibit 1.2, are duly filed with the Secretary of State of the State of Washington and the Secretary of State of the Commonwealth of Massachusetts, which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5 upon satisfaction or waiver of the conditions set forth in Article VIII, or (b) such later date and time as may be specified in the Articles of Merger.

        I.3 Reservation of Shares. RealNetworks will make available a sufficient number of Common Shares to effect the Merger.

                          II. THE SURVIVING CORPORATION

        II.1 Articles of Incorporation. The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation.

        II.2 Bylaws. The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

        II.3   Directors and Officers of Surviving Corporation.

               (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

               (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                           III. CONVERSION OF SHARES

        III.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Vivo Common Stock or RealNetworks and Merger Sub:

               (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub then issued and outstanding shall remain one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation, which shares shall continue to be held by RealNetworks and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (b) Cancellation of Treasury Stock. Any shares of Vivo Common Stock that are owned by Vivo as treasury stock shall be canceled and retired and shall cease to exist and no Common Shares or other consideration shall be delivered in exchange therefor.

               (c)    Certain Stock Conversion Matters.

                      (1) Exchange Ratio for Vivo Common Stock. At the Effective Time, the Exchanged Shares of Vivo Common Stock, as defined below, shall be converted into, and shall be canceled in exchange for, the right to receive a number of Common Shares based upon the Exchange Ratio, as defined below. The Exchange Ratio for Vivo Common Stock shall equal the quotient obtained by dividing the Merger Consideration, as determined pursuant to Section 3.1(d), by the number of Exchanged Shares of Vivo Common Stock. For purposes hereof, "Exchanged Shares of Vivo Common Stock" shall mean all shares of Vivo Common Stock issued and outstanding at the Effective Time excluding any issued and outstanding shares of Vivo Common Stock which are, at the Effective Time, subject to certain vesting restrictions set forth in certain Restricted Common Stock Purchase Agreements listed on Exhibit 3.1(c) (such shares being referred to together as the "Restricted Vivo Common Stock"), and excluding shares of Vivo Common Stock that are owned by Vivo as treasury stock to be canceled in accordance with Section 3.1(b)). If, after the date of the execution and delivery of this Agreement and prior to the Effective Time, the number of outstanding Common Shares shall be changed into a different number of shares by reason of any stock dividend, subdivision, reclassification, split-up, combination or the like, the Exchange Ratio shall be appropriately adjusted.

                      (2) Exchange of Option for Restricted Stock. Each Option for Restricted Stock, as defined below, held at the Effective Time by a Vivo employee who is offered and accepts employment with RealNetworks shall be exchanged for an option issued by RealNetworks to acquire such number of Common Shares based upon the Exchange Ratio, in accordance with Section 3.7. The term "Vivo Stock Option" shall mean any option to purchase Vivo Common Stock. The term "Option for Restricted Stock" shall mean a Vivo Stock Option that, if exercised prior to the Effective Time, would result in the issuance of Restricted Vivo Common Stock.

                      (3) Conversion of Vivo Preferred Stock. Prior to the Closing Date (as defined in Section 3.5), all holders of Series A, B, C and D convertible and redeemable preferred stock, $0.01 par value per share (collectively, the "Vivo Preferred Stock") shall convert all of their shares of Vivo Preferred Stock into shares of Vivo Common Stock such that the only class of Vivo capital stock outstanding on the Closing Date is Vivo Common Stock.

                      (4) Exchange of Restricted Vivo Common Stock. All shares of Restricted Vivo Common Stock held by a current Vivo employee who is offered and accepts employment with RealNetworks shall be exchanged for Common Shares as provided in Section 3(c)(1), which Common Shares will be subject to the same vesting restrictions set forth in such employee's Restricted Common Stock Purchase Agreement. Any Restricted Vivo Common Stock held at the Effective Time by a current Vivo employee who is not offered employment with RealNetworks shall be deemed vested, as provided in such employee's Restricted Common Stock Purchase Agreement, and shall be exchanged for Common Shares as provided in
Section 3.1(c)(1). Any current Vivo employee who is offered employment with RealNetworks but who does not accept such offer shall not be permitted to exchange such Restricted Vivo Common Stock for Common Shares, and his/her Restricted Vivo Common Stock will be purchased by Vivo prior to the Closing Date in accordance with the terms of his/her Restricted Common Stock Purchase Agreement.

               (d) Calculation of Common Shares. The total merger consideration (the "Merger Consideration") shall equal 1,101,733 Common Shares, calculated by dividing $17,100,000 by $15.521 (the average daily closing price of the Common Shares on the Nasdaq National Market for the period beginning on the fourteenth (14th) trading day prior to the date of this Agreement and ending with the closing price on the date of this Agreement).

               (e) Cancellation of Vivo Common Stock. All shares of Vivo Common Stock converted into Common Shares pursuant to this Section 3.1 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive Common Shares to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.3, without interest.

        III.2 Allotment of Common Shares. In consideration of the conversion and exchange of shares of Vivo Common Stock, RealNetworks shall:

               (a) allot eighty percent (80.0%) of the Common Shares to be issued as of the Effective Time as Merger Consideration to the Exchange Agent (as defined in Section 3.3) for the purpose of giving effect to the conversion and exchange referred to in Section 3.1(c) of this Agreement to be issued to such holders of Vivo Common Stock, and in such amounts, as shall be set forth in
Exhibit 3.2(a) to be delivered by Vivo to RealNetworks at the Closing;

               (b) escrow ten percent (10.0%) of the Common Shares (the "Indemnification Escrow Shares") to be issued as of the Effective Time as Merger Consideration pursuant to Section 3.1(c) from such holders of Vivo Common Stock, and in such amounts, as shall be set forth in Exhibit 3.2(b) (executed by all shareholders of Vivo named therein) to be delivered by Vivo to RealNetworks and the Exchange Agent at the Closing, such Indemnification Escrow Shares to be delivered to and held by a mutually agreeable escrow agent (the "Escrow Agent") pursuant to an escrow agreement substantially in the form of attached Exhibit
3.2 (the "Escrow Agreement") to secure claims by RealNetworks and Merger Sub for indemnification pursuant to Article IX; and

               (c) escrow ten percent (10.0%) of the Common Shares (the "Holdback Escrow Shares") to be issued as of the Effective Time as Merger Consideration pursuant to Section 3.1(c) from such holders of Vivo Common Stock, and in such amounts, as shall be set forth in Exhibit 3.2(c) (executed by all shareholders of Vivo named therein) to be delivered by Vivo to RealNetworks and the Exchange Agent at the Closing, such Holdback Escrow Shares to be delivered to and held by the Escrow Agent pursuant to the terms of the Escrow Agreement, to secure claims by RealNetworks and Merger Sub pursuant to the holdback provisions set forth in Article XI.

        III.3  Surrender of Certificates.

               (a) Concurrently with or prior to the Effective Time, the parties hereto shall designate ChaseMellon Shareholder Services to act as agent (the "Exchange Agent") for purposes of exchanging certificates representing shares of Vivo Common Stock as provided in Section 3.1. As soon as practicable after the Effective Time, RealNetworks shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Vivo Common Stock a notice and letter of transmittal advising each such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article III. RealNetworks shall, prior to the Effective Time, conditionally allot Common Shares referred to in Sections 3.1(c) and 3.2 subject to the terms and conditions of this Agreement and deliver to the Exchange Agent and the escrow agent appointed in the Escrow Agreement, respectively, certificates representing the Common Shares issuable as Merger Consideration.

               (b) Each holder of shares of Vivo Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Vivo Common Stock, together with a properly completed letter of transmittal covering such shares of Vivo Common Stock, will be entitled to receive Common Shares in respect of each share of Vivo Common Stock surrendered. Until so surrendered, each share of Vivo Common Stock shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration.

               (c) If any Common Shares are to be issued to a person other than the registered holder of the Vivo Common Stock represented by the certificate or certificates surrendered with respect thereto, or to the escrow agent, as defined in the Escrow Agreement ("Escrow Agent"), then it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such Vivo Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) As of the Effective Time, there shall be no further registration of transfers of shares of Vivo Common Stock that were outstanding prior to the Merger. After the Effective Time, certificates representing shares of Vivo Common Stock presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

               (e) At the close of business on the Effective Time, the stock ledger of Vivo with respect to the issuance of Vivo Common Stock shall be closed. Six (6) months after the Effective Time, any Common Shares made available to the Exchange Agent pursuant to Section 3.2 that remain unclaimed by the holders of shares of Vivo Common Stock shall be returned to RealNetworks upon demand. Any such holder who has not delivered his shares of Vivo Common Stock to the Exchange Agent in accordance with this Section 3.3 prior to that time shall thereafter look only to RealNetworks and the Surviving Corporation for issuance of Common Shares in respect of shares of Vivo Common Stock. Notwithstanding the foregoing, neither RealNetworks nor the Surviving Corporation shall be liable to any holder of shares of Vivo Common Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws. Any Common Shares remaining unclaimed by holders of shares of Vivo Common Stock three (3) years after the Effective Time (or such earlier date immediately prior to such time as such securities would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable law) shall, to the extent permitted by applicable law, be free and clear of any claims or interest of any person previously entitled thereto.

               (f) No dividends or other distributions with respect to Common Shares issuable with respect to Vivo Common Stock shall be paid to the holder of any unsurrendered certificates representing Vivo Common Stock until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the Common Shares representing such securities are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

        III.4 No Fractional Shares. No fractional Common Shares shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional Common Shares, the number of Common Shares to be issued to any Vivo Common Stock holder shall be rounded to the closest whole Common Share.

        III.5 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Graham & James LLP/Riddell Williams P.S., 1001 4th Avenue Plaza, Suite 4500, Seattle, Washington 98154, as soon as practicable after the last of the conditions set forth in Article VIII hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date, not later than March 24, 1998 as RealNetworks and Vivo shall mutually agree (the "Closing Date").

        III.6 Appraisal Rights. If holders of shares of Vivo Common Stock or Preferred Stock are entitled to dissent from the Merger and demand appraisal of any such shares in accordance with the provisions of the MBCL concerning the right of such holders to dissent from the Merger and demand appraisal of their Vivo Common Stock or Vivo Preferred Stock ("Dissenting Holders"), any Vivo Common Stock or Vivo Preferred Stock held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall, from and after the Effective Time, represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the MBCL; provided, however, that each share of Vivo Common Stock or Vivo Preferred Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such shares of Vivo Common Stock or Vivo Preferred Stock, in either case pursuant to the MBCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration.

        III.7 Options. Effective as of the Effective Time, RealNetworks shall assume the existing Vivo 1993 Equity Incentive Plan (the "Vivo Equity Plan") as a stock option plan of RealNetworks (the "Assumed Plan"). Each of the Options for Restricted Stock outstanding at the Effective Time along with the Restricted Common Stock Purchase Agreements listed in Exhibit 3.1(c) which are incorporated into the certificates by which the Options for Restricted Stock are awarded (the "Certificates") held by employees who are offered and accept employment with RealNetworks shall, by virtue of the Merger and without any action on the part of the holder thereof or RealNetworks, be assumed by RealNetworks in such manner that RealNetworks (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder, or (ii) to the extent that Section 424 of the Code does not apply to any such Option for Restricted Stock, would be such a corporation were Section 424 of the Code applicable to such Option for Restricted Stock. From and after the Effective Time, all references to Vivo in the Certificates, the Restricted Common Stock Purchase Agreements Assumed Plan (other than references to it as the employer of the holders of such options, which shall be deemed to refer to the Surviving Corporation) shall be deemed to refer to RealNetworks. The Options for Restricted Stock assumed by RealNetworks shall be exercisable upon the same terms and conditions as under the Vivo Equity Plan, except that (i) each such Option for Restricted Stock shall entitle the holder to purchase from RealNetworks the number of Common Shares (rounded down to the nearest whole number of such shares) that equals the product of the Exchange Ratio times the number of shares of Vivo

Common Stock subject to such option immediately prior to the Effective Time, and
(ii) the option exercise price per Common Share shall be an amount (rounded up to the nearest full cent) equal to the option exercise price for such option as set forth in the Certificate awarding such option divided by the Exchange Ratio. As promptly as practicable after the Effective Time, RealNetworks shall issue to each holder of an Option for Restricted Stock at the Effective Time who is offered and accepts employment with RealNetworks a written instrument informing such holder of the assumption by RealNetworks of such Option for Restricted Stock in substantially the form attached as Exhibit 3.7. RealNetworks shall not be required to assume any Vivo Stock Options (including any Options for Restricted Stock) held by any employee of Vivo who is not offered employment with RealNetworks or who receives an offer of employment from RealNetworks but who declines to accept such offer, which are not exercised before the Effective Time, which Vivo Stock Options will expire at the Effective Time to the extent not exercised.

                      IV. REPRESENTATIONS AND WARRANTIES OF
                           REALNETWORKS AND MERGER SUB

        RealNetworks and Merger Sub represent and warrant to Vivo as follows:

        IV.1 Organization. Each of RealNetworks and its subsidiaries (including Merger Sub) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each such corporation has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of RealNetworks and its subsidiaries (including Merger Sub) is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect.

        As used in this Agreement, the term "Material Adverse Effect" means, with respect to RealNetworks, Merger Sub or Vivo, as the case may be, a material adverse effect on the business, assets, prospects, results of operations or financial condition of such corporation and its subsidiaries taken as a whole, or in such corporation's ability to conduct its business as currently being conducted or as proposed to be conducted, or to perform its obligations hereunder.

        IV.2   Capitalization.

               (a) As of the date hereof, the authorized capital stock of RealNetworks consisted of 300,000,000 shares of Common Stock, which is divided into Common Shares and special common stock ("Special Common Shares"), of which there were 27,622,143 Common Shares and 3,338,374 Special Common Shares issued and outstanding as of February 19, 1998, and 60,000,000 shares of preferred stock, par value $0.001 per share, of which there were no shares outstanding. All of the issued and outstanding Common Shares and Special Common Shares of RealNetworks are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation of RealNetworks or any agreement to which RealNetworks or any of its subsidiaries is a party or by which RealNetworks or any of its subsidiaries is bound.

               (b) Except as contemplated by this Agreement or except as described in or contemplated by the RealNetworks SEC Documents (as hereinafter defined), there are not as of the date hereof any (i) outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to which RealNetworks is a party, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of capital stock of RealNetworks or (ii) any voting trusts or other agreements or understandings to which RealNetworks is a party with respect to the voting of the capital stock of RealNetworks.

               (c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by RealNetworks.

        IV.3 Authority Relative to This Agreement. Each of RealNetworks and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by RealNetworks and Merger Sub and the consummation by RealNetworks and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of RealNetworks and Merger Sub, and by RealNetworks as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of RealNetworks or Merger Sub are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement, and each of the other agreements contemplated hereby, has been duly and validly executed and delivered by each of RealNetworks and Merger Sub and constitutes a valid and binding agreement of each of RealNetworks and Merger Sub, enforceable against RealNetworks and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

        IV.4 Consents and Approvals: No Violations. Except as disclosed on attached Schedule 4.4, and except for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and state securities or Blue Sky laws and the filing and recordation of the Articles of Merger as required by the WBCA and the MBCL, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by RealNetworks and Merger Sub of the transactions contemplated by this Agreement, except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Except as disclosed on attached Schedule 4.4, neither the execution and delivery of this Agreement by RealNetworks or Merger Sub, nor the consummation by RealNetworks or Merger Sub of the transactions contemplated hereby, nor compliance by RealNetworks or Merger Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of RealNetworks or the Articles of Incorporation or Bylaws of any of its subsidiaries (including Merger Sub), (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination under, or result in the creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of RealNetworks or its subsidiaries (including Merger Sub) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation to which RealNetworks or its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or federal, state, local or foreign body or authority or any nongovernmental self-regulatory organization or agency to which RealNetworks, its subsidiaries (including Merger Sub), or any of their properties or assets may be subject except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances which would not in the aggregate have a Material Adverse Effect.

        IV.5 SEC Documents; Financial Statements; Absence of Changes. RealNetworks has delivered to Vivo true and complete copies of the following:
(a) RealNetworks' Registration Statement on Form S-1, as amended, dated November 20, 1997 (including exhibits), RealNetworks' Registration Statement on Form 8-A dated September 26, 1997 (including exhibits), and RealNetworks' Registration Statement on Form S-8 dated effective as of December 18, 1997 (including exhibits) relating to the RealNetworks 1998 Employee Stock Purchase Plan (collectively the "RealNetworks SEC Documents") and (b) the unaudited consolidated balance sheet of RealNetworks at December 31, 1997 and the related consolidated statements of operations, shareholders equity (deficit) and cash flows for the period then ended (the "RealNetworks 1997 Unaudited Financial Statements"). As of their respective dates, the RealNetworks SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included in the RealNetworks SEC Documents and the RealNetworks 1997 Unaudited Financial Statements (i) were prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated balance sheets of RealNetworks as of the dates thereof and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the periods involved. As of December 31, 1997, RealNetworks and its subsidiaries had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required by GAAP to be reflected or disclosed in the December 31, 1997 balance sheet included in the RealNetworks 1997 Unaudited Financial Statements that were not adequately reflected or reserved against on such balance sheet.

        IV.6 Common Shares and Options. The Common Shares to be issued as the Merger Consideration, when issued and delivered to the shareholders of Vivo pursuant to the Merger or otherwise in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive and redemptive (other than with respect to the Common Shares received upon the exchange of Restricted Vivo Common Stock) rights with no personal liability attaching to the ownership thereof and RealNetworks will have filed any required notice of issuance with the Nasdaq National Market. The options described in Section 3.7 to be issued by RealNetworks have been duly authorized and when issued will be effective to convey the right to purchase Common Shares in accordance with their terms.

        IV.7 Disclosure. Neither the representations or warranties made by RealNetworks in this Agreement, the Schedules provided by RealNetworks nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by RealNetworks pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

        IV.8   No Material Adverse Change. Except as disclosed on attached
Schedule 4.8, since December 31, 1997, there has not been any material adverse change in the business of RealNetworks and its subsidiaries, taken as a whole, or any event or condition that has had or is likely to have a RealNetworks Material Adverse Effect, and RealNetworks and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

        IV.9   Ownership of Merger Sub; No Prior Activities; Assets of Merger
Sub.

               (a) Merger Sub was formed by RealNetworks solely for the purpose of engaging in the transactions contemplated hereby.

               (b) As of the date hereof and at the Closing Date, the capital stock of Merger Sub is and will be owned 100% by RealNetworks directly. There are not as of the date hereof and there will not be at the Closing Date any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to which Merger Sub is a party, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

               (c) As of the date hereof and at the Closing Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Merger Sub has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

               (d) RealNetworks will take all actions necessary to ensure that Merger Sub at no time prior to the Closing Date (i) owns any assets other than an amount of cash necessary to incorporate Merger Sub, and to pay the expenses of the Merger attributable to Merger Sub, if the Merger is consummated, or (ii) has any liabilities.

        IV.10 Private Placement. In reliance on the representations by Vivo shareholders in executed investment letters to be delivered to RealNetworks pursuant to Section 6.4, the Common Shares will be issued as the Merger Consideration in a private placement transaction, exempt from registration under
Section 5 of the Securities Act and applicable state securities laws.

        IV.11 Reliance. The foregoing representations and warranties are made by RealNetworks with the knowledge and expectation that Vivo is placing reliance thereon.

                   V. REPRESENTATIONS AND WARRANTIES OF VIVO

        Vivo represents and warrants to RealNetworks and Merger Sub as follows:

        V.1 Organization. Vivo is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Vivo is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed will not in the aggregate have a Material Adverse Effect.

        V.2    Capitalization.

               (a) As of the date hereof, the authorized capital stock of Vivo consists of 28,022,082 shares of Vivo Common Stock, of which 2,744,909 shares are issued and outstanding (of which 38,458 are shares of Restricted Vivo Common Stock) and 66,397 shares are held in Vivo's treasury, and 18,782,979 shares of Vivo Preferred Stock, of which 3,510,000 shares have been designated as Series A Preferred Stock, all of which are outstanding, 3,232,979 shares have been designated as Series B Preferred Stock, all of which are outstanding, 2,840,000 shares have been designated as Series C Preferred Stock, all of which are outstanding, and 9,200,000 shares have been designated as Series D Preferred Stock, of which 8,363,696 shares are outstanding. As of the date hereof, 18,782,979 shares of Vivo Common Stock are reserved for issuance upon conversion of outstanding Vivo Preferred Stock and 4,426,000 shares of Vivo Common Stock are reserved for issuance upon exercise of 4,426,000 Vivo Stock Options currently outstanding pursuant to the Vivo Equity Plan. All of the issued and outstanding shares of Vivo Common Stock and Vivo Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Organization or Bylaws of Vivo or any agreement to which Vivo is a party or by which Vivo is bound. The total number of shares of Vivo Common Stock outstanding as of the Effective Time will be 24,802,188 assuming the sale of an additional 836,304 shares of Series D Preferred Stock, the conversion of all Vivo Preferred Stock into Vivo Common Stock prior to the Closing Date and assuming the exercise of 3,274,300 Vivo Stock Options prior to the Closing Date (which shall not be required as a condition to Closing) and the total number of Exchanged Shares of Vivo Common Stock at the Effective Time will be 24,763,730 (24,802,188 shares of Vivo Common Stock less 38,458 shares of Restricted Vivo Common Stock). Schedule 5.2 lists all of the holders and number of shares of Vivo Common Stock, Vivo Preferred Stock and Vivo Stock Options (with a breakdown between Options for Restricted Shares (described therein as "Vested Options") and Vivo Stock Options other than Options for Restricted Shares (described therein as "Unvested Options")) to be outstanding as of the Effective Time and the amount of Restricted Vivo Common Stock set forth separately.

               (b) Except as disclosed on Schedule 5.2, there are not now, and at the Closing Date and thereafter, there will not be, any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments granted by Vivo or to which Vivo is a party obligating Vivo to issue, transfer or sell any shares of its capital stock. Except as disclosed on Schedule 5.2, there are no voting trusts or other agreements or understandings to which Vivo is a party with respect to the voting of the capital stock of Vivo. Except as provided for in this Agreement, Vivo is not required to redeem, repurchase or otherwise acquire shares of capital stock of Vivo as a result of the transactions contemplated by this Agreement. Except for Options for Restricted Stock for employees who are offered and accept employment with RealNetworks, whose options are to be exchanged for options for the purchase of Common Shares, there will be, as of the Effective Time, no option, warrant, call, right or agreement granted by Vivo or to which Vivo is a party obligating Vivo or the Surviving Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Vivo capital stock, or obligating Vivo or the Surviving Corporation to grant, extend, or enter into any such option, warrant, call, right or agreement.

        V.3 Authority Relative to This Agreement. Subject to receiving shareholder approval as described in this Section 5.3, Vivo has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Vivo and the consummation by Vivo of the transactions contemplated hereby have been duly authorized by Vivo's Board of Directors and, except for the favorable vote or consent of the requisite number of shares of the outstanding classes and/or series of the capital stock of Vivo entitled to vote thereon in accordance with Vivo's Articles of Organization, as amended, Vivo's Bylaws and the MBCL, no other corporate proceedings on the part of Vivo are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vivo and constitutes a valid and binding agreement of Vivo, enforceable against Vivo in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

        V.4    Consents and Approvals; No Violations. Except as disclosed on
Schedule 5.4, and except for any applicable requirements of the Securities Act, state securities or Blue Sky laws and the filing of the Articles of Merger as required by the WBCA and the MBCL, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by Vivo of the transactions contemplated by this Agreement except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not have a Material Adverse Effect. Except as disclosed in Schedule 5.4, neither the execution and delivery of this Agreement by Vivo, nor the consummation by Vivo of the transactions contemplated hereby, nor compliance by Vivo with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Organization or Bylaws of Vivo, (b) subject to obtaining necessary third-party consents or other approvals set forth on
Schedule 5.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination under, or result in the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Vivo under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation to which Vivo is a party or by which it or any of its properties or assets is bound or (c) subject to obtaining the shareholder approval referred to in Section 5.3, violate any order, writ, injunction, decree, statute, rule or regulation of any court or federal, state, local or foreign body or authority or any nongovernmental self-regulatory organization or agency to which Vivo or any of its properties or assets is subject, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances which would not have a Material Adverse Effect.

        V.5 Financial Statements. Vivo has previously delivered to RealNetworks (i) the audited financial statements of Vivo at December 31, 1996 and December 31, 1995 (including the footnotes thereto) (the "1995-1996 Audited Financial Statements") and (ii) the unaudited balance sheet of Vivo at December 31, 1997 and the related statement of operations for the period then ended (the "1997 Unaudited

Financial Statements"). Vivo will deliver to RealNetworks on or before the date of this Agreement a copy of the preliminary report from Price Waterhouse LLP setting forth their proposed audit adjustments to the 1997 Unaudited Financial Statements. Vivo will deliver to RealNetworks on or before March 6, 1998 the audited financial statements of Vivo at December 31, 1997 (including the footnotes thereto) (the "1997 Audited Financial Statements"). The 1995-1996 Audited Financial Statements and the 1997 Unaudited Financial Statements have been prepared from, and are in accordance with, the books and records of Vivo and present fairly, in all material respects, the financial position and the results of operations of Vivo as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied throughout the periods involved except as otherwise stated therein, and subject, in the case of the 1997 Unaudited Financial Statements, to normal year end audit adjustments which will not, in the aggregate, be material and to the absence of notes as may be required by GAAP. The 1997 Audited Financial Statements will have been prepared from, and will be in accordance with, the books and records of Vivo and will present fairly, in all material respects, the financial position and the results of operations of Vivo as of the dates and for the periods indicated, in accordance with GAAP consistently applied throughout the periods involved.

        V.6 No Material Adverse Change. Except as disclosed on Schedule 5.6, since December 31, 1997 there has not been:

               (a) any event or condition that has had or is likely to have a Material Adverse Effect on Vivo and Vivo has conducted its business only in the ordinary course of business consistent with past practice; or

               (b) any transaction, commitment, contract or agreement entered into by Vivo or any relinquishment by Vivo of any contract or other right having a value of or involving aggregate payments in excess of $10,000 and not entered into in the ordinary course of business.

        V.7 Absence of Undisclosed Liabilities. Except to the extent specifically disclosed on Schedule 5.7, Vivo has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), required by GAAP to be reflected or disclosed in the December 31, 1997 balance sheet except
(a) liabilities or obligations that are accrued or reserved against in the unaudited balance sheet of Vivo as of December 31, 1997 contained in the 1997 Unaudited Financial Statements and (b) liabilities or obligations arising since December 31, 1997 in the ordinary course of business and consistent with past practice that would not have a Material Adverse Effect.

        V.8 Litigation. Except as disclosed on Schedule 5.8, as of the date of this Agreement, (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the knowledge of Vivo, threatened against or involving Vivo, or any of its properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Vivo; and (iii) Vivo is not in material violation of any term of any judgment, decree, injunction or order outstanding against it.

        V.9 Contracts. Schedule 5.9 lists, and Vivo has heretofore furnished or made available to RealNetworks complete and accurate copies of (or, if oral, Schedule 5.9 states all material provisions of), (a) every loan, credit, escrow, security, mortgage, guaranty, pledge, buy-sell, letter of credit, supply, distribution, manufacturer's representative, dealer, agency, lease, licensing, franchise, development, joint development, joint venture, noncompetition, research and development, or similar contract, agreement or understanding to which Vivo is a party or may be bound, (b) every employment or consulting agreement or arrangement with or for the benefit of any director, officer, employee, other person or shareholder of Vivo or any affiliate of Vivo, (c) every contract, agreement or understanding to which Vivo is a party, (d) every agreement or contract between Vivo and any of Vivo's officers, directors or more than 5% shareholders or any entity in which any of Vivo's officers, directors or more than 5% shareholders has a greater than 5% equity interest, and every agreement of which Vivo is aware between or among shareholders of Vivo and relating to the acquisition, ownership, voting or disposition of securities of Vivo. Except as disclosed on Schedule 5.9, Vivo has performed all obligations required to be performed by it under any listed or otherwise material contract, plan, agreement, understanding or arrangement made or obligation owed by or to Vivo, except where the failure to perform would not have a Material Adverse Effect; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) thereunder on the part of Vivo or, to Vivo's knowledge, any other party thereof that would have a Material Adverse Effect; the same are in full force and effect and are valid and enforceable by Vivo in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally, by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and the performance of any such contracts, plans, agreements, understandings, arrangements or obligations will not have a Material Adverse Effect.

        V.10 Employee Benefit Plans. Schedule 5.10 sets forth a true and complete list of each employee benefit plan ("Vivo Plan") covering active, former or retired employees of Vivo. Each Vivo Plan is in material compliance with all applicable laws and regulations, including without limitation, the Employment Retirement Income Securities Act of 1974, as amended and the Code.

        V.11 Tax Matters. Vivo has previously furnished or made available to RealNetworks complete and accurate copies of all tax or assessment reports and tax returns (including any applicable information returns) required by any law or regulation (whether United States, foreign, state, local or other jurisdiction) filed by Vivo for each of the three calendar years ended December 31, 1994, 1995 and 1996, and, prior to March 13, 1998, will furnish RealNetworks with draft tax return information for the calendar year ended December 31, 1997. Vivo has filed, or has obtained extensions to file (which extensions have not expired without filing), all material United States, state, local, foreign or other tax reports and returns required to be filed by it. Vivo has duly paid, or accrued on its books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, or that it is obligated to withhold from amounts owed by it to any person, except for those contested in good faith and for which adequate reserves have been taken. The liabilities and reserves for taxes reflected in the unaudited balance sheet of Vivo as of December 31, 1997 contained in the 1997 Unaudited Financial Statements are adequate to cover all taxes payable by Vivo for all taxable periods and portions thereof ending on or before the date thereof. There are no Liens (as defined in Section 5.19) for taxes upon any property or asset of Vivo, except Liens for taxes not yet due and except for those contested in good faith and for which adequate reserves have been provided. Vivo is not delinquent in the payment of any tax assessment (including, but not limited to, any applicable withholding taxes) except for those contested in good faith and for which adequate reserves have been provided. Except to the extent specifically disclosed on Schedule 5.11, none of the tax returns or reports for the tax periods ended December 31, 1994, 1995 and 1996 have been audited by the IRS or by any other taxing authority. Further, except to the extent specifically disclosed on Schedule 5.11, no state of facts exists or has existed that would subject Vivo to an additional material tax liability for any taxes assessable by either the IRS or any separate state, local, foreign or other taxing authority with respect to any reports or returns filed on or before the date hereof (other than extension requests for which returns have not been filed as of the date hereof). Vivo has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f)(2) of the Code. Except to the extent specifically disclosed on Schedule 5.11, Vivo has not (i) received notification of any pending or proposed examination by the IRS or any state, local, foreign or other taxing authority, (ii) received notification of any pending or proposed deficiency by the IRS or any state, local, foreign or other taxing authority, or
(iii) granted any extension of the limitations period applicable to any claim for taxes.

        For the purposes of this Section 5.11, "tax" shall mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever.

        V.12 Compliance With Laws. All activities of Vivo have been, and are currently being, conducted in material compliance with all applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity or any nongovernmental self regulatory agency, the failure to comply with which would have a Material Adverse Effect.

        V.13   Subsidiaries. Vivo has no subsidiaries.

        V.14   Labor and Employment Matters.

               (a) Except as disclosed on Schedule 5.14 and except for such matters that would not in the aggregate have a Material Adverse Effect, (i) Vivo is and has been in compliance with all applicable federal, state, local or foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance, immigration and related matters, and is not engaged in and has not engaged in any unfair labor practice; (ii) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending or to Vivo's knowledge, threatened, nor has any such investigation occurred during the last three years, and no governmental entity has provided any notice to Vivo asserting an intention to conduct any such investigations; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Vivo's knowledge, threatened against Vivo; (iv) no union representation question or union organizational activity exists respecting the employees of Vivo; and (v) Vivo has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement exists which is binding on Vivo.

               (b) Except for benefits provided under agreements and plans disclosed in Schedule 5.14 and the severance agreements contemplated by

Section 7.4(c), in the event of termination of the employment of any officers, directors, employees or agents of Vivo, neither Vivo, RealNetworks, Merger Sub, nor any other subsidiaries of RealNetworks, will, pursuant to any agreement or by reason of anything done prior to the Effective Time by Vivo, be liable to any officers, directors, employees or agents of Vivo for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits.

        V.15 Insurance Policies. Schedule 5.15 sets forth a complete and accurate list of all policies of insurance maintained by Vivo with respect to any of its officers, directors, employees, shareholders, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by Vivo during the three-year period preceding the date hereof under each such policy of insurance. Vivo has previously delivered to RealNetworks or made available for RealNetworks' inspection complete and accurate copies of all such policies of insurance and complete and accurate copies of all documentation regarding claims made thereunder. All such policies of insurance are in full force and effect, have been issued for the benefit of Vivo, and are adequate and customary for the assets, business and operations of Vivo in all material respects. Vivo has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

        V.16   Environmental Matters.

               (a) To the knowledge of Vivo, during the period of Vivo's occupancy of the Real Property, as defined below, there has not been a discharge or release on any real property presently leased by Vivo ("Real Property") of any Hazardous Material (as defined below) in violation of any federal, state or local statute, regulation, rule or order applicable to health, safety and the environment, including without limitation, contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials;

               (b) To the knowledge of Vivo, no Hazardous Material has been used by Vivo in violation of applicable laws in the operation of Vivo's business;

               (c) Vivo has not received from any governmental entity or third party any request for information, notice of claim, demand letter or other notification, notice or information that Vivo is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property;

               (d) To the knowledge of Vivo, there have been no environmental investigations, studies, audits, tests, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos at any of the Real Property sites;

               (e) To the knowledge of Vivo, there is no asbestos present in any Real Property presently leased by Vivo and no asbestos has been removed from any Real Property while such Real Property was leased by Vivo; and

               (f) To the knowledge of Vivo, there are no underground storage tanks on, in or under any of the Real Property and no underground storage tanks have been closed or removed from any Real Property which are or have been leased by Vivo during the period of Vivo's use and occupancy of such Real Property.

        "Hazardous Material" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule or order, (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any governmental entity,
(iii) the presence of which on any of the Real Property causes or threatens to cause a nuisance on any of the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any of the Real Property, or (iv) the presence of which on adjacent properties would constitute a trespass by Vivo.

        V.17 Intellectual Property Rights. Schedule 5.17 contains a complete and accurate list of all patents, trademarks, trade names, services marks, copyrights and applications for or registrations of any of the foregoing as to which Vivo is the owner or a licensee (indicating whether such license is exclusive or nonexclusive). Vivo exclusively owns, free and clear of any Lien (as defined in Section 5.19), or is exclusively (unless otherwise indicated in Schedule 5.17) licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how and trade secrets used in or necessary for the conduct of its business as currently conducted (the "Vivo Intellectual Property"). Except to the extent specifically disclosed on Schedule 5.17, no claim has been asserted or, to the knowledge of Vivo, threatened by any person; and, further, no basis for any claim exists, with respect to the use of Vivo Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. Neither the use of Vivo Intellectual Property by Vivo in the present conduct of its business nor any product or service of Vivo infringes on the intellectual property rights of any person. Except to the extent specifically disclosed on Schedule 5.17, no current or former shareholder, employee, officer, director or consultant of Vivo has any rights in or to any of the Vivo Intellectual Property. All

Vivo Intellectual Property listed on Schedule 5.17 has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed on Schedule 5.17:
(i) the Vivo Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding; (ii) Vivo has made all statutorily required filings, if any, to record its interests, and taken reasonable actions to protect its rights, in the Vivo Intellectual Property; (iii) to the knowledge of Vivo, no person or entity nor such person's or entity's business or products has infringed, misused or misappropriated the Vivo Intellectual Property or currently is infringing, misusing or misappropriating the Vivo Intellectual Property; and (iv) no other person or entity has any right to receive or any obligation to pay a royalty with respect to any of the Vivo Intellectual Property or any product or service of Vivo.

        V.18 Real Property. Vivo owns no real property. Schedule 5.18 sets forth a brief description of all real property which is presently leased by Vivo, including offices or facilities leased thereby. To the knowledge of Vivo, without investigation, during the period of Vivo's occupancy, none of the properties leased by Vivo has been in material violation of any law or in violation of any building, zoning, or other ordinance, code or regulation which would have a Material Adverse Effect or materially interfere with the use and occupancy thereof in the ordinary course of Vivo's business.

        V.19 Title as to Properties: Liens. Except as disclosed on Schedule 5.19, Vivo has good and marketable title to all properties and assets reflected on Vivo's [Unaudited] Financial Statements or acquired after the dates thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof), which includes each asset the absence or unavailability of which would have a Material Adverse Effect, subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent,
(b) with respect to personal property, the rights of customers with respect to inventory or work in progress under orders or contracts entered into by Vivo in the ordinary course of business, (c) Liens for taxes not yet delinquent, and (d) defects in title that would not have a Material Adverse Effect. The term "Lien" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind granted by or known to Vivo. All properties and assets purported to be leased by Vivo are subject to valid and effective leases that are in full force and effect, and there does not exist, and the Merger will not result in, any default or event that with notice or lapse of time, or both or otherwise, would constitute a default under any such leases. The properties and assets of Vivo have been kept in good condition and repair in the ordinary course of business, except as disclosed in Schedule 5.19.

        V.20 Permits Licenses, Etc. Vivo has all rights, permits, certificates, licenses, consents, franchises, approvals, registrations, and other authorizations necessary to sell its products and services and otherwise carry on and conduct its business and to own, lease, use and operate its properties and assets at the places and in the manner now conducted and operated, except those the absence of which would not be reasonably expected to (so far as can be foreseen at the time) have a Material Adverse Effect. Vivo has not received any notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration or other authorization required by any federal, state, local or foreign body or authority or any nongovernmental self-regulatory organization or agency.

        V.21 Product Liability Claims. Except to the extent specifically disclosed on Schedule 5.21, during the three-year period preceding the date hereof, Vivo has never received a claim, or incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (hereafter collectively referred to as "Product Liability").

        V.22 Minute Books. The minute books of Vivo, as previously made available to RealNetworks and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Board of Directors, and committees of the Board of Directors of Vivo through the dates of such minutes.

        V.23 Officers, Directors and Employees. Prior to the date hereof, Vivo has provided to RealNetworks a list that completely and accurately sets forth the name and current annual salary rate of each officer or employee of Vivo, together with a summary of the bonuses, commissions, additional compensation and other like benefits, if any, paid or payable to such persons for fiscal year 1997 and proposed for fiscal year 1998. Schedule 5.23 completely and accurately sets forth (i) the names of all former employees whose employment with Vivo has terminated either voluntarily or involuntarily during the preceding 12-month period preceding the date hereof; and (ii) the names of the current officers (with all positions and titles indicated) and directors of Vivo.

        V.24 Disclosure. Neither the representations or warranties made by Vivo in this Agreement, the Schedules provided by Vivo nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Vivo pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

        V.25 Reliance. The foregoing representations and warranties are made by Vivo with the knowledge and expectation that RealNetworks and Merger Sub are placing reliance thereon.

                   VI. CONDUCT OF BUSINESS AND OTHER MATTERS
                               PENDING THE MERGER

        VI.1 Conduct of Business by Vivo Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time:

               (a) the business of Vivo shall be conducted only in the ordinary course of business and consistent with past practices;

               (b) Vivo shall not (i) amend its Articles of Organization or Bylaws (except to the extent as may be required with respect to the Rights Offering); or (ii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock; provided, however, that this provision shall not restrict conversion of Vivo Preferred Stock into Vivo Common Stock in accordance with their terms prior to the Closing or the exercise of Vivo Stock Options prior to Closing.

               (c) Except with the written consent of RealNetworks, Vivo shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued shares of Vivo Common Stock reserved for issuance upon the exercise of the Vivo Stock Options or conversion of Vivo Preferred Stock and the sale and issuance of up to 836,304 shares of Vivo Series D Preferred Stock to be offered to all common shareholders of Vivo (including current holders of Vivo Preferred Stock who are also Vivo Common Stock holders to the extent of their Vivo Common Stock) by way of a Vivo rights offering (the "Rights Offering"); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in a material amount; (v) make any material loans, advances or capital contributions to, or investments in, any other person; (vi) fail to maintain adequate insurance consistent with past practices for its businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

               (d) Vivo shall use its best efforts to preserve intact the business organization of Vivo, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, in accordance with past practices;

        VI.2 Compensation Plans. Except as described on Schedule 6.2, during the period from the date of this Agreement and continuing until the Effective Time, Vivo agrees that it will not, without the prior written consent of RealNetworks (except as required by applicable law or pursuant to existing contractual arrangements or solely to the extent necessary to make compensation increases in the ordinary course of business consistent with past practices or make available existing benefit arrangements to new or promoted employees in the ordinary course of business in accordance with past practice): (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between Vivo and one or more of its officers, directors or employees, in each case so as to materially increase benefits thereunder (collectively, the "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of the transactions contemplated by this Agreement.

        VI.3 Legal Conditions to Merger. Each of Vivo and RealNetworks shall, and RealNetworks shall cause its subsidiaries, to, use all reasonable efforts
(a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or any subsidiaries with respect to the Merger and the consummation of the transactions contemplated by this Agreement, subject, in the case of Vivo, to the appropriate vote or consent of its stockholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement.

        VI.4   Investment Letter and Purchase Representative.

               (a) RealNetworks and Vivo shall mutually agree and select a purchaser representative as defined in Rule 501 under the Securities Act for the non-accredited investor holders of Vivo securities, which purchaser representative will execute and deliver a purchaser representative questionnaire in substantially the form of attached Exhibit 6.4(a).

               (b) RealNetworks and Vivo shall each use its best efforts to cause each holder of Vivo Common Stock immediately prior to the Effective Time and his or her purchaser representative to execute and deliver an investment letter in substantially the form of attached Exhibit 6.4(b).

        VI.5 Advice of Changes: Governmental Filings. RealNetworks and Vivo shall confer on a regular basis with each other, report on operational matters and shall promptly advise the other party both orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on that party or which would cause or constitute a material breach of any of the representations, warranties or covenants of that party contained in this Agreement. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

        VI.6 Accounting Methods. Prior to Closing, neither RealNetworks nor Vivo shall change its method of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors. Neither RealNetworks nor Vivo will change its fiscal year.

        VI.7 Tax-Free Status. No party shall nor shall any party permit any of its subsidiaries to take any action which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction (except as to cash received upon the exercise of dissenters' rights) under Section 368(a) of the Code.

        VI.8 Investors' Rights Agreement. With respect to the Common Shares to be issued as of the Effective Time pursuant to Section 3.2(a), RealNetworks shall have offered to enter into an Investors' Rights Agreement in substantially the form of attached Exhibit 6.8 with the holders of Vivo Common Stock immediately prior to the Effective Time.

        VI.9 Lock-up Agreements. Within ten (10) days after the date hereof, Vivo shall use its best efforts to cause to be executed and delivered to RealNetworks agreements from certain holders of Vivo Common Stock and Vivo Preferred Stock to vote their shares at any special meeting of stockholders of Vivo to be held to approve this Agreement and the Merger and to vote such shares in favor of approval of this Agreement and the Merger. Such agreements with respect to this Agreement and the Merger shall cover a number of shares of Vivo Common Stock and Vivo Preferred Stock sufficient to approve this Agreement and the Merger under the MBCL.

        VI.10 License Agreements With AT&T, Lucent Technologies and Nippon Telephone and Telegraph. Vivo shall use its best efforts to finalize prior to the Closing Date all necessary licensing arrangements which it is currently negotiating with AT&T, Lucent Technologies and Nippon Telephone & Telegraph upon terms reasonably acceptable to RealNetworks.

        VI.11 Covenants Not to Sue From Vivo Shareholders. Vivo shall use its best efforts prior to the Closing Date to obtain executed Covenants Not to Sue, in substantially the form set forth in Exhibit 6.11, from all of the holders of the Vivo Preferred Stock which is to be converted into Vivo Common Stock.

        VI.12 Further Actions by Vivo and RealNetworks. Vivo and RealNetworks shall each use their best efforts not to take any action and not to omit to take any action (and not to agree in writing or otherwise to take any such action or make any such omission) the effect of which action or omission would be to make any representation or warranty of Vivo or RealNetworks herein, as the case may be, untrue or incorrect in any material respect.

                           VII. ADDITIONAL AGREEMENTS

        VII.1  Access and Information.

               (a) Each of Vivo and RealNetworks shall afford the other party and the other party's financial advisors, legal counsel, accountants, consultants and other representatives upon reasonable notice, access during normal business hours throughout the period from the date hereof to the Closing Date to all of its books, records, properties, facilities, personnel commitments and records and, during such period, each shall (and shall cause each of its subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request.

               (b) All information furnished by Vivo to RealNetworks or furnished by either or both of RealNetworks and Merger Sub to Vivo pursuant hereto shall be treated as the sole property of Vivo or RealNetworks and Merger Sub, as the case may be, until consummation of the Merger contemplated hereby. The parties will hold any such information which is nonpublic in confidence in accordance with the terms of the confidentiality agreements entered into between the parties hereto in contemplation of the transaction described herein.

               (c) RealNetworks will cause the Surviving Corporation to make timely filings of all tax returns required to be filed on behalf of Vivo on or after the Effective Time.

        VII.2 No Solicitation of Transactions. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Vivo will not, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 7.2, "representatives") or otherwise,
(A) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (B) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Vivo, under applicable law as advised by independent counsel in connection with an unsolicited proposal, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their representatives relating to, any (i) acquisition, (ii) tender offer, (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such other entity or any of its subsidiaries, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) such entity or its subsidiary, or
(x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the foregoing, this Section shall not prohibit the Board of Directors of Vivo from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (a) the Board of Directors of Vivo determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law and the Board has been so advised in writing (with a copy furnished to RealNetworks) by independent, outside counsel, in its judgment and opinion, as being so required,
(b) prior to furnishing information to, or entering into discussions and negotiations with such person or entity, Vivo provides written notice to RealNetworks to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) Vivo keeps RealNetworks informed of the status and all material information with respect to any such discussions or negotiations. Nothing in this Section shall (x) permit Vivo to terminate this Agreement (y) permit Vivo to enter into any agreement with respect to an Acquisition Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, Vivo shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal), or (z) affect any other obligation of Vivo under this Agreement.

        VII.3 Proxy Statement; Written Consents; Stockholder Approvals. Vivo, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Organization and Bylaws:

               (a) Promptly solicit the written consent of its stockholders or promptly and duly call, give notice of, convene and hold as soon as practicable a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and the Merger, and shall use its best efforts (consistent with its fiduciary and legal responsibilities) to obtain such stockholders' approval;

               (b) Except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Vivo, under applicable law as advised by independent counsel, recommend approval and adoption of this Agreement and the Merger by the stockholders of Vivo and include in the Proxy Statement (as hereinafter defined) such recommendation, and take all lawful action to solicit such approval;

               (c) As promptly as practicable, prepare a written disclosure statement to be circulated by Vivo in connection with soliciting shareholder approval of the Merger and the related transactions (the "Proxy Statement") or solicitation of written consents and, after consultation with RealNetworks, cause the Proxy Statement or solicitation of written consents to be mailed to its stockholders. The Proxy Statement or solicitation of written consent, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance satisfactory to RealNetworks and Vivo; and

               (d) Use its best efforts to secure, to the reasonable satisfaction of RealNetworks and its counsel, any necessary approvals of the holders of Vivo capital stock.

        VII.4  Certain Employee Matters.

               (a) RealNetworks confirms to Vivo that from and after the Effective Time RealNetworks will provide to Vivo employees who become employees of the Surviving Corporation after the Effective Time, including, without limitation, those who become directors or officers of RealNetworks or the Surviving Corporation, the employee benefit programs provided to RealNetworks' employees.

               (b) RealNetworks hereby confirms to Vivo that it shall offer a consulting agreement to Bernd Girod in substantially the form of attached
Exhibit 7.4(b).

               (c) Vivo agrees that it will enter into severance agreements in substantially the form of attached Exhibit 7.4(c)(1)-(3) with the employees of Vivo listed on said Exhibits who will not become employees of the Surviving Corporation at the Effective Time.

               (d) RealNetworks hereby confirms that it will offer employment by the Surviving Corporation in Seattle, Washington, to the employees of Vivo listed on Exhibit 7.4(d) on substantially the terms of the offer form attached to said Exhibit 7.4(d).

               (e) Except as set forth in attached Schedule 7.4(e), Vivo shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

        VII.5 Public Announcements. The initial press release or other public announcement relating to this Agreement shall be issued jointly and thereafter, so long as this Agreement is in effect, RealNetworks and Merger Sub, on the one hand, and Vivo, on the other hand, agree that they will each obtain the approval of the other party prior to issuing any press release or any other written communication regarding the transactions contemplated by this Agreement (including any written communication to employees) and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

        VII.6 Expenses. Except as provided in Section 10.3 all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby if the Merger is not consummated shall be paid by the party incurring such expenses.

        VII.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of RealNetworks and Merger Sub shall take all such necessary action.

        VII.8 Tax Free Reorganization. RealNetworks and the Surviving Corporation shall each report the Merger as a reorganization within the meaning of Section 368 of the Code.

        VII.9 Assignment by RealNetworks or Merger Sub for Tax or Business Purposes. Vivo recognizes that RealNetworks or Merger Sub may, for tax planning or other relevant business purposes, wish to assign the rights and obligations of Merger Sub hereunder to another directly or indirectly owned subsidiary of RealNetworks and may wish to otherwise alter the identity of the RealNetworks affiliated party to the Agreement for such tax or business purposes (a "Structural Change"). Vivo agrees to consent to any such Structural Change if, in its reasonable judgment, such Structural Change would not materially adversely affect the benefits of the transaction contemplated by this Agreement to Vivo or its stockholders; and RealNetworks remains liable for its obligations under this Agreement.

        VII.10 Noncompetition and Confidentiality Agreements. Vivo agrees not to terminate, amend or waive any of the confidentiality and noncompetition agreements entered into by its employees and consultants with Vivo prior to the Effective Time. Such agreements shall continue to be in full force and effect immediately after the Effective Time, except for those agreements that, pursuant to their terms, terminate at or prior to the Effective Time. Vivo has heretofore furnished or made available to RealNetworks complete and accurate copies of the confidentiality and noncompetition agreements executed by its employees and consultants.

        VII.11 Common Shares and Options. RealNetworks covenants for the benefit of the shareholders of Vivo that the Common Shares to be issued as the Merger

Consideration, when issued and delivered to the shareholders of Vivo pursuant to the Merger or otherwise in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive and redemptive (other than with respect to the Restricted Vivo Common Stock) rights with no personal liability attaching to the ownership thereof. The options described in Section 3.7 have been duly authorized, and when issued will be effective to convey the right to purchase Common Shares in accordance with their terms. The Common Shares and options will have been offered, issued, sold and delivered by RealNetworks in compliance with the Securities Act and applicable state securities and all other applicable laws.

        VII.12 Vivo Rights Offering. Vivo agrees that it will conduct and complete the Rights Offering to the common shareholders of Vivo contemplated in
Section 6.1(c) prior to the Closing Date.

        VII.13 Stock Options Registration. RealNetworks agrees that within 60 days after the Effective Time it will cause to be filed a registration statement on Form S-8 under the Securities Act, or amendments to its existing registration statement on Form S-8 or amendments to such other registration statements as may be available, in order to register the Common Shares issuable upon the exercise of the former Vivo Stock Options described in Section 3.7.

                 VIII. CONDITIONS TO CONSUMMATION OF THE MERGER

        VIII.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one of which may be waived by a writing signed by each of Vivo and RealNetworks pursuant to Section 10.5:

               (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the favorable vote or consent of the required number of shares of capital stock of Vivo entitled to vote thereon in accordance with Vivo's Articles of Organization, Vivo's Bylaws, and the MBCL.

               (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of the State of

Washington and the Secretary of State of The Commonwealth of Massachusetts, all authorizations, consents, orders or approvals of, or declarations or filings with any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect on the Surviving Corporation shall have been filed, occurred or been obtained (all such permits, approvals, filings and Consents referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. RealNetworks shall have received all state securities or Blue Sky permits and other authorizations necessary to issue the Common Shares in exchange for the shares of Vivo Common Stock and to consummate the Merger.

               (c) The named Representatives of the Underwriters in the Underwriting Agreement dated November 20, 1997, between RealNetworks and the Underwriters named therein (the "Underwriting Agreement") shall have consented to the issuance of the Common Shares in the Merger.

        VIII.2 Conditions to Obligation of Vivo to Effect the Merger. The obligation of Vivo to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, any of which may be waived by Vivo in writing pursuant to Section 10.5:

               (a) RealNetworks and Merger Sub will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement required to be performed by them at or prior to the Effective Time.

               (b) The representations and warranties of RealNetworks and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, as if made on and as of the Closing Date (except to the extent such representations and warranties speak only as of any other date, which need only be true and correct as of such other date), except in each such case for such failures of representation and warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, have not had and would not be reasonably likely to result in a RealNetworks Material Adverse Effect.

               (c) Vivo shall have received a certificate signed by the President and the Chief Financial Officer of RealNetworks, dated the Closing Date, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

               (d) No RealNetworks Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a RealNetworks Material Adverse Effect, provided, however, any changes in the market price of the Common Shares on the Nasdaq National Market shall not constitute a RealNetworks Material Adverse Effect.

        VIII.3 Conditions to Obligations of RealNetworks and Merger Sub to Effect the Merger. The obligations of RealNetworks and Merger Sub to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions, any of which may be waived by RealNetworks and Merger Sub in writing pursuant to Section 10.5:

               (a) Vivo will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

               (b) The representations and warranties of Vivo set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak only as of any other date, which need only be true and correct as of such other date), except in each such case for such failures of representations and warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, have not had and would not be reasonably likely to result in a Vivo Material Adverse Effect.

               (c) RealNetworks shall have received a certificate signed by the President and the Chief Financial Officer of Vivo, dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

               (d) No Vivo Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance which is reasonably likely to have a Vivo Material Adverse Effect.

               (e) Vivo shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Vivo or its subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not materially adversely affect the consummation of the transactions contemplated hereby or in the aggregate have a Material Adverse Effect on RealNetworks or the Surviving Corporation.

               (f) Prior to the Closing Date, all holders of Vivo Preferred Stock shall have converted such Vivo Preferred Stock into Vivo Common Stock.

               (g) The employment offers, consulting agreement and severance agreements referred to in Section 7.4 shall have been executed and delivered.

               (h) The investment letters referred to in Section 6.4 shall have been executed and delivered.

               (i) The aggregate amount of cash required to be paid on account of all Excluded Shares shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the Merger Consideration.

                              IX. INDEMNIFICATION

        IX.1   Indemnification.

               (a) Indemnification by Vivo Shareholders. From and after the Closing Date except as otherwise provided or limited under this Article IX, the Shareholders of Vivo listed in Exhibit 3.2(b), (the "Indemnifying Shareholders") agree to defend, indemnify, and hold RealNetworks and Merger Sub harmless from and against, and to cause RealNetworks to be reimbursed with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) ("Indemnifiable Amounts") of every nature whatsoever incurred by RealNetworks or Merger Sub by reason of or arising out of or in connection with any breach, or any claim (including claims by parties other than RealNetworks and Merger Sub) that if true would constitute a breach, by Vivo of any representation, warranty or covenant of Vivo contained in this Agreement or in any certificate or other document delivered to RealNetworks pursuant to the provisions of this Agreement. For purposes of this
Article IX, Indemnifiable Amounts shall include claims by parties other than RealNetworks and Merger Sub for infringement by Vivo, prior to the Effective Time, of patents owned by third parties, regardless of whether or not such infringements, or potential infringements, have been disclosed by Vivo on
Schedule 5.17. The obligations of the Indemnifying Shareholders to indemnify RealNetworks and Merger Sub shall be determined without regard to any right to indemnification to which the Indemnifying Shareholders may have in their capacities as officers, directors, employees, agents or any other capacity of Vivo, and the Indemnifying Shareholders shall not be entitled to any indemnification from Vivo for amounts paid hereunder.

               (b) Indemnification by RealNetworks. From and after the Effective Time, RealNetworks and Merger Sub agree to defend, indemnify and hold the holders of Vivo Common Stock immediately prior to the Effective Time (the "Vivo Common Stock Holders") harmless from and against, and to reimburse the Vivo Common Stock Holders with respect to, any and all Indemnifiable Amounts of every nature whatsoever incurred by the Vivo Common Stock Holders by reason of or arising out of or in connection with any breach, or claim (including claims by parties other than the Vivo Common Stock Holders) that if true, would constitute a breach by RealNetworks or Merger Sub of any representation, warranty or covenant of RealNetworks or Merger Sub contained in this Agreement or in any certificate or other document delivered to Vivo pursuant to the provisions of this Agreement.

        IX.2   Third Party Claims.

               IX.2.1 General. With respect to any claims or demands by third parties that may give rise to Indemnifiable Amounts, whenever RealNetworks or Merger Sub, on the one hand, or a Vivo Common Stock Holder on the other hand, shall have received a written notice that such a claim or demand has been asserted or threatened, RealNetworks or the Vivo Common Stock Holder, as the case may be, shall notify in writing RealNetworks or the Indemnifying Shareholders, as the case may be, of such claim or demand and of the facts within RealNetworks' or Merger Sub's knowledge, on the one hand, or the Vivo Common Stock Holder's knowledge on the other hand, that relate thereto within a reasonable time after receiving such written notice of such claim or demand. RealNetworks or the Indemnifying Shareholders, depending upon the party assuming the cost, risk and expense of defense, shall then have the right to contest, negotiate or settle any such claim or demand through counsel of its or their own selection, reasonably acceptable to the Indemnifying Shareholders or RealNetworks, as the case may be, and solely at its or their own cost, risk, and expense. Notwithstanding the preceding sentence, the Indemnifying Shareholders shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of RealNetworks and Merger Sub, and RealNetworks and Merger Sub shall not settle, compromise or offer to settle or compromise any such claim or demand without the prior written consent of a majority of the Indemnifying Shareholders, depending upon the party assuming the cost, risk and expense of defense, which consent shall not be unreasonably withheld. By way of illustration and not limitation, it is understood that RealNetworks and Merger Sub, on the one hand, and the Indemnifying Shareholders on the other hand, may object to a settlement or compromise which includes any provision which in its or their reasonable judgment may have a material adverse impact on RealNetworks and Merger Sub taken as a whole, or the Vivo Common Stock Holders taken as a whole, as the case may be. RealNetworks and Merger Sub, and the Indemnifying Shareholders, as the case may be, shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this Agreement. If RealNetworks and Merger Sub, or the Indemnifying Shareholders, as the case may be, fail to give written notice to the other parties of their intention to contest or settle any such claim or demand within thirty (30) days after RealNetworks and Merger Sub, or one or more of the Vivo Common Stock Holders, as the case may be, have notified the other parties that any such claim or demand has been made in writing and received by RealNetworks and Merger Sub, or by the Indemnifying Shareholders, as the case may be, or if any such notice is given but any such claim or demand is not promptly contested by RealNetworks and Merger Sub or the Indemnifying Shareholders, as the case may be, RealNetworks and Merger Sub or the Indemnifying Shareholders, as the case may be, shall have the right to satisfy and discharge the same by payment, compromise, or otherwise, in accordance with the procedures set forth in the Escrow Agreement. RealNetworks and Merger Sub, or the Indemnifying Shareholders, as the case may be, may also, if they so elect and entirely within their own discretion, contest any such claim or demand if RealNetworks and Merger Sub, or the Indemnifying Shareholders, as the case may be, fail to give notice within thirty (30) days of their intention to contest or settle any such claim or demand, in which event RealNetworks and Merger Sub and their affiliates, or the Indemnifying Shareholders, as the case may be, shall be entitled to indemnification for any and all costs, losses, liabilities, and expenses whatsoever, including without limitation reasonable attorneys' and other professional fees, that RealNetworks or the Indemnifying Shareholders, as the case may be, may sustain, suffer, incur, or become subject to as a result of RealNetworks' and Merger Sub's decision, or the Indemnifying Shareholders' decision, as the case may be, to defend any such claim or demand. RealNetworks, Merger Sub and the Indemnifying Shareholders acknowledge and agree that the filing and prosecution of any counterclaim or other claim or cause of action asserted by RealNetworks and Merger Sub, or the Indemnifying Shareholders, as the case may be, as part of such third party litigation shall be solely within RealNetworks' and Merger Sub's, or the Indemnifying Shareholders' discretion, as the case may be, but RealNetworks and Merger Sub, or the Indemnifying Shareholders, as the case may be, shall not be obligated to provide legal representation or provide indemnification to RealNetworks and Merger Sub, or the Indemnifying Shareholders, as the case may be, with respect thereto. Any action or determination under this Section 9.2.1 by the Vivo Common Stock Holders or the Indemnifying Shareholders shall, in each case, be taken by majority vote.

               IX.2.2 Tax Contests. Notwithstanding any of the foregoing, RealNetworks shall have the sole right to conduct any tax audit or other tax contest relating to RealNetworks tax returns and Vivo tax returns after the Effective Time. RealNetworks shall conduct such tax audits in good faith in order to minimize the Indemnifiable Amounts to be incurred by the Indemnifying Shareholders. In the event any Indemnifiable Amounts arise out of such tax audits, RealNetworks will notify the Indemnifying Shareholders and allow them to comment on any written submissions relating to any Indemnifiable Amounts and to attend any negotiations with the relevant governmental entities relating to the Indemnifiable Amounts arising from such audits.

        IX.3 Notice of Claims. In the event that any claim for indemnification involves a claim or legal proceeding by either RealNetworks and Merger Sub or the Vivo Common Stock Holders not related to a third party claim, as described above, the parties shall comply with the notice provisions contained in the Escrow Agreement.

        IX.4 Binding Effect. The indemnification obligations of the Indemnifying Shareholders and RealNetworks and Merger Sub contained in this
Article IX are an integral part of this Agreement and Merger in the absence of which neither RealNetworks and Merger Sub nor Vivo would have entered into this Agreement.

        IX.5 Limitations. There shall be no liability for indemnification by the Indemnifying Shareholders, on the one hand, or RealNetworks and Merger Sub, on the other hand, under this Article IX unless the aggregate amount of all such liabilities subject to indemnification by the Indemnifying Shareholders or RealNetworks and Merger Sub, respectively, exceeds Fifty Thousand Dollars ($50,000). If such aggregate amount does exceed Fifty Thousand Dollars ($50,000), then such liability for indemnification under this Article IX shall include the full amount of all such liability. Once there has been a breach by any party of the representations, warranties and covenants in this Agreement, taking into account "materiality" and "knowledge" qualifications, any qualification in the representations and warranties as to "materiality" or "knowledge" shall thereafter be disregarded in determining the Indemnifiable Amount and the extent to which this threshold amount has been exceeded. Notwithstanding the foregoing, the limitations of this Section 9.5 shall not apply to any Indemnifiable Amounts arising (i) from the breach by Vivo of its representations, warranties and agreements made in Section 5.2 or (ii) from the breach by RealNetworks and Merger Sub of their representations, warranties and agreements made in Section 4.2. RealNetworks and Merger Sub shall be limited to the Escrow Shares held in escrow with respect to any Indemnifiable Amounts; provided, that RealNetworks and Merger Sub shall not be limited to the Escrow Shares held in escrow with respect to any Indemnifiable Amounts arising out of
(i) fraud or willful or grossly negligent misstatements or omissions or (ii) claims made by Vivo shareholders relating to Vivo's conduct of, or failure to conduct, the Rights Offering and RealNetworks shall be entitled to full and complete indemnity for such Indemnifiable Amounts.

        IX.6 Time Limit. The provisions of this Article IX shall apply only to Indemnifiable Amounts which are incurred or relate to claims which are asserted or threatened within one (1) year from the Closing Date; provided, that obligations for Indemnifiable Amounts arising out of fraud or willful or grossly negligent misstatements or omissions of any party shall continue until the expiration of two (2) years after the Closing Date.

        IX.7 Other Adjustments. Except as otherwise agreed between RealNetworks and the Indemnifying Shareholders, any payments or returns of Indemnification Escrow Shares after the Effective Time shall be treated by the parties for all purposes, including tax purposes, as an adjustment to the Merger Consideration.

                      X. TERMINATION, AMENDMENT AND WAIVER

        X.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Vivo:

               (a) by mutual written consent of RealNetworks, Merger Sub and Vivo;

               (b) by either RealNetworks and Merger Sub, on the one hand, or Vivo, on the other hand, by written notices, if the Effective Time shall not have occurred on or before March 24, 1998 (the "Initial Termination Date"); provided, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(b) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall then be capable of being fulfilled and the approvals required by Section 8.1 (b) are being pursued with diligence, then the Initial Termination Date shall be extended to April 24, 1998; provided, however, that the right to terminate the Agreement under this
Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such Initial Termination Date.

               (c) by Vivo, by written notice to RealNetworks and Merger Sub, if (i) there shall have been any breaches of the representations and warranties of RealNetworks and Merger Sub made herein as of the date hereof which breaches, individually or in the aggregate, have had, would or would be reasonably likely to result in a RealNetworks and Merger Sub Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by RealNetworks and Merger Sub of notice in writing from Vivo, specifying the nature of such breaches and requesting that they be remedied, (ii) RealNetworks and Merger Sub shall have failed to perform and comply with in all material respects its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within twenty (20) days after receipt by RealNetworks and Merger Sub of notice in writing from Vivo, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of RealNetworks or any committee thereof (A) shall withdraw or modify in any manner materially adverse to Vivo its approval of this Agreement or the Merger, (B) shall fail to reaffirm such approval upon Vivo's request, (C) shall approve or recommend any acquisition of RealNetworks or a material portion of its assets or any tender offer for shares of capital stock of RealNetworks, or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); or

               (d) by RealNetworks and Merger Sub, by written notice to Vivo, if (i) there shall have been any breaches of the representations and warranties of Vivo made herein as of the date hereof which breaches, individually or in the aggregate, have had, would or would be reasonably likely to result in, a Vivo Material Adverse Effect, and such breaches shall not have been remedied within twenty (20) days after receipt by Vivo of notice in writing from RealNetworks and Merger Sub, specifying the nature of such breaches and requesting that they be remedied, (ii) Vivo shall have failed to perform and comply with in all material respects its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within twenty (20) days after receipt by Vivo of notice in writing from RealNetworks and Merger Sub, specifying the nature of such failure and requesting that it be remedied; or
(iii) the Board of Directors of Vivo (A) shall withdraw or modify in any manner materially adverse to RealNetworks and Merger Sub its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon RealNetworks' and Merger Sub's request, (C) shall approve or recommend any Acquisition Proposal by a party other than RealNetworks and Merger Sub or any of their affiliates, or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

               (e) by either RealNetworks or Vivo if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (e) shall have used all reasonable efforts to remove such order, decree or ruling; or

               (f) by RealNetworks or Vivo, upon written notice to the other, if any approval of the stockholders of Vivo required for the consummation of the Merger, submitted for such approval, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

        X.2 Effect of Termination. In the event of termination of this Agreement by either Vivo or RealNetworks and Merger Sub pursuant to Section 10.1, there shall be no liability on the part of either Vivo or RealNetworks and Merger Sub or their respective officers or directors hereunder except as provided in Section 10.3 and except that Section 7.6, Section 10.3, Section 12.2, Section 12.11 and the agreement contained in Section 7.1(b) shall survive any such termination.

        X.3 Termination Fee; Expenses.

               (a) Expenses Payable Upon Certain Breaches. (i) If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of Section 10.1(c) or 10.1(d), then the breaching party shall promptly (but not later than five (5) business days after receipt of notice from the nonbreaching party) pay to the nonbreaching party an amount in cash equal to Two Million Dollars ($2,000,000) plus all documented out-of-pocket expenses and fees incurred by the nonbreaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement); (ii) if this Agreement is terminated at such time that this Agreement terminable pursuant to
Section 10.1(f) following the failure of the shareholders of Vivo to grant the necessary approval for the Merger (the "Shareholder Disapproval") and if prior to the meeting of Vivo's shareholders at which Shareholder Disapproval occurred, there shall have been a third-party Acquisition Proposal for Vivo, then Vivo shall promptly (but no later than five (5) business days after receipt of notice from RealNetworks) pay to RealNetworks an amount in cash equal to all documented out-of-pocket expenses and fees incurred by RealNetworks (including, without limitation, fees and expenses payable to all legal, accounting, financial and other professional advisors), arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement. In addition, if within six (6) months after any such termination pursuant to Section 10.1(f), Vivo becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Proposal with such offeror or an affiliate thereof, then Vivo (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal or, if no such Agreement is signed then at the Closing (and as a condition to the Closing) of Vivo becoming such a subsidiary or of such Acquisition Proposal, will pay to RealNetworks an amount in cash equal to Two Million Dollars ($2,000,000).

               (b) Expenses. The parties agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any amounts due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount at the publicly announced prime rate of Citibank, N.A. from the date such amount was required to be paid.

        X.4 Amendment. This Agreement may be amended by action taken by RealNetworks, Merger Sub and Vivo at any time before or after approval hereof by the stockholders of Vivo, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which materially and adversely affects the rights of the Vivo stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        X.5 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.









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

                                  XI. HOLDBACK

        XI.1 Holdback Escrow Shares. The Holdback Escrow Shares shall be held by the Escrow Agent and delivered as follows (provided, this Article XI shall not take effect until at least one employee of Vivo either accepts in writing the employment offer by RealNetworks and refuses to commence such employment at the Effective Time or commences employment at the Effective Time and thereafter voluntarily terminates such employment within six (6) months after the Effective Time and then shall take effect pursuant to 11.1(a) or 11.1(b) with respect to the second such employee and thereafter):

               (a) For each Vivo employee identified in Exhibit 7.4(d) who accepts in writing the employment offer made by RealNetworks and thereafter refuses to commence employment with RealNetworks or the Surviving Corporation in substantially the position and otherwise substantially in accordance with the terms of such Employment Offer at the Effective Time, the Escrow Agent shall cause 16,107 Common Shares ($250,000 / $15.521) to be returned to RealNetworks in accordance with the provisions of the Escrow Agreement.

               (b) For each Vivo employee identified in Exhibit 7.4(d) who accepts in writing the employment offer made by RealNetworks and commences employment with RealNetworks or the Surviving Corporation at the Effective Time but thereafter voluntarily terminates his/her employment with RealNetworks or the Surviving Corporation within six (6) months, provided that the employment offered by RealNetworks or the Surviving Corporation for such six (6) months, unless otherwise agreed to by such employee, has remained substantially in accordance with the position and otherwise substantially in accordance with the terms of the employment offer to such employee, then the Escrow Agent shall cause 8,053 Common Shares ($125,000 / $15.52) to be returned to RealNetworks in accordance with the provisions of the Escrow Agreement.

               (c) As soon as practicable after the expiration of the six (6) months period, the Escrow Agent shall cause any remaining Holdback Escrow Shares to be delivered to the Vivo shareholders listed in Exhibit 3.2(c) in accordance with the provisions of the Escrow Agreement. Within such six (6) month period no party to this Agreement shall offer any employee of Vivo who agrees to become an employee of RealNetworks or the Surviving Corporation any financial or other benefit or inducement other than as set forth in his/her employment offer.

        XI.2 Adjustments. Except as otherwise agreed to between Realnetworks and the Vivo shareholders listed in Exhibit 3.2(c), any payments or returns of



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Holdback Escrow Shares after the Effective Time shall be treated by the parties for all purposes, including tax purposes, as an adjustment to the Merger Consideration.

                            XII. GENERAL PROVISIONS

        XII.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, herein shall survive the Closing Date for the periods provided in Section 9.6.

        XII.2  Brokers.

               (a) Vivo represents and warrants to RealNetworks and Merger Sub that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vivo.

               (b) RealNetworks and Merger Sub represent and warrant to Vivo that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RealNetworks and Merger Sub.

        XII.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    If to Vivo, to:
                      Zenas W. Hutcheson III
                      c/o St. Paul Venture Capital
                      8500 Normandale Lake Blvd., Suite 1940
                      Bloomington, MN 55437

                      with a copy to:
                      Peabody & Arnold LLP
                      50 Rowes Wharf
                      Boston, MA 02110
                      Attention: Anil Khosla, Esq.



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

               (b)    If to RealNetworks or Merger Sub, to:
                      RealNetworks, Inc.
                      1111 Third Avenue, Suite 2900
                      Seattle, WA  98101-3207
                      Attention: Vice President and General Counsel

                      with a copy to:

                      Graham & James LLP
                      1001 Fourth Avenue Plaza, Suite 4500
                      Seattle, WA 98154-1065
                      Attention:  Laura T. Puckett, Esq.

        XII.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        XII.5 Entire Agreement; Assignment. This Agreement, including Exhibits and Schedules, and other documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) except for Sections 3.7, 7.4 and 7.11 is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, provided, that RealNetworks or Merger Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of RealNetworks in accordance with
Section 7.9, but no such assignment shall relieve RealNetworks of its obligations hereunder. Any information disclosed under any section number in the disclosure schedules attached to this Agreement shall be deemed disclosed under and incorporated into any other section number where such information would be appropriate. Terms defined in this Agreement shall have the same meanings when used in the disclosure schedules unless the context requires otherwise.

        XII.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the provisions thereof relating to conflicts of law.

        XII.7 Parties in Interest. Except for Sections 3.7, 7.4, and 7.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever or by reason of this Agreement.



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

        XII.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        XII.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        XII.10 Investigation. The respective representations and warranties of RealNetworks, Merger Sub and Vivo contained herein or in the certificates or other documents delivered at or prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

        XII.11 Remedies. The parties agree that irreparable damage would result if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Washington or in Washington state court, this being in addition to any other remedy to which the parties are entitled at law or in equity.

        XII.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for consent of RealNetworks or Vivo, the written consent of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of RealNetworks or Vivo, as the case may be, shall be sufficient to evidence such consent.

        XII.13 Knowledge. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" shall mean actual knowledge of a fact or the knowledge that such person or, if such person is a corporation, its directors, officers or other key employees having responsibility for principal business functions of the corporation could reasonably be expected to have based on reasonable investigation and inquiry. The knowledge of an entity shall be deemed to include the knowledge of its subsidiaries.




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



        IN WITNESS WHEREOF, each of RealNetworks, Merger Sub and Vivo has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

RealNetworks, Inc.



By     /s/Robert Glaser
   ----------------------------------------
Name:  Robert Glaser
       ------------------------------------
Title: Chairman and Chief Executive Officer
       ------------------------------------


RN Acquisition Corp.



By:    /s/Robert Glaser
    ---------------------------------------
Name:  Robert Glaser
       ------------------------------------
Title: Chairman and Chief Executive Officer
       ------------------------------------


Vivo Software, Inc.



By:    /s/Zenas W. Hutcheson, III
    ---------------------------------------
Name:  Zenas W. Hutcheson, III
       ------------------------------------
Title: President and Chief Executive Officer
       ------------------------------------








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